Exhibit 10.03

Share Transfer and Note Cancellation Agreement

This Share Transfer and Note Cancellation Agreement (this “Agreement”) is made as of April 30, 2020, by and between ACM Research, Inc. (“ACM”) and Shengxin (Shanghai) Management Consulting Limited Partnership (“SMC,” and together with ACM, the “Parties”).

Recitals

A.     On March 30, 2018, the Parties, together with ACM Research (Shanghai), Inc. (“ACM Shanghai”), entered into a warrant exercise agreement (the “Warrant Exercise Agreement”) pursuant to which SMC exercised in full an outstanding warrant dated March 14, 2017 to purchase from ACM a total of 397,502 shares (the “Initial Warrant Shares”) of ACM’s Class A common stock (“Class A Common Stock”) for an aggregate purchase price of $2,981,259.26, which aggregate purchase price was paid by SMC’s issuance of a senior secured promissory note dated March 30, 2018 in the principal amount of $2,981,259.26 made and delivered, upon the order of ACM, to ACM Shanghai (the “SMC Note”).

B.      Pursuant to an equity purchase agreement dated August 14, 2019, ACM acquired from SMC a total of 154,821 of the Initial Warrant Shares for an aggregate purchase price of $2,042,863.10, of which purchase price a total of $1,161,157.50 was, in accordance with the terms of the Security Covenant, applied to reduce the principal amount outstanding under the SMC Note to $1,820,101.76.

C.      Pursuant to a note assignment and cancellation agreement dated as of the date hereof among ACM, ACM Shanghai and SMC, ACM Shanghai is assigning and transferring to ACM all of ACM Shanghai’s rights, title and interest in and to the SMC Note.

D.     The Parties wish to set forth the terms pursuant to which SMC will transfer the remaining 242,681 of the Initial Warrant Shares currently held by SMC (the “Remaining Warrant Shares”) to ACM in exchange for consideration as described herein, subject to all approvals required from regulatory authorities of the People’s Republic of China, prior to the Approval Deadline (as defined below).

In consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.       Surrender of, and Consideration for, Remaining Warrant Shares.

1.1    Surrender. On April 30, 2020 (the “Effective Date”), SMC shall assign, transfer, convey and surrender all of its rights, title and interest in and to the Remaining Warrant Shares to ACM, against the consideration set forth in Subsection 1.2. Thereafter, the Remaining Warrant Shares shall initially have the status of treasury shares, which are authorized and issued, but not outstanding, shares of Class A Common Stock.

1.2    Consideration. It is intended by the Parties that the consideration deliverable to SMC in exchange for the Remaining Warrant Shares surrendered to ACM in accordance with Subsection 1.1¸ as determined in accordance with the procedures set forth in Section 2, shall consist of one of the alternatives set forth in this Subsection 1.2. Any such alternative is subject to, and no such alternative may be implemented without, any and all approvals (the “Required Approvals”) required of governmental department and other regulatory bodies of the People’s Republic of China (collectively, the “Regulators”).

(a)    Alternative A. The following proposed rights and benefits to SMC, as they may be subsequently modified in writing pursuant to the request of the Regulators and with the agreement of ACM and SMC, are collectively referred to as the “Alternative A Consideration”:

(i)
ACM shall cancel the SMC Note and thereby irrevocably and unconditionally release and forever discharge SMC of and from any and all rights, obligations, promises, agreements, debts, losses, controversies, claims, causes of action, liabilities, damages and expenses of any nature whatsoever, whether known or unknown and whether asserted or unasserted, that ACM ever had or may have against SMC arising under the SMC Note;

(ii)	ACM shall issue to SMC a warrant to purchase up to 242,681 shares of Class A Common Stock (“New Warrant Shares”) at a purchase price per share of $7.50; and

(iii)
ACM shall either (A) amend the Registration Rights Agreement dated as of March 10, 2017 (the “Registration Rights Agreement”), pursuant to which ACM granted to SMC certain incidental, or piggyback, rights to offer and sell any or all of the Initial Warrant Shares pursuant to a registration statement filed under the U.S. Securities Act of 1933 (the “Securities Act”), to provide such registration rights to SMC with respect to the New Warrant Shares or (B) enter into a registration rights agreement pursuant to which ACM shall grant to SMC registration rights with respect to the New Warrant Shares substantially similar to the registration rights previously granted to SMC under the Registration Rights Agreement with respect to the Initial Warrant Shares.

(b)    Alternative B. The following proposed rights and benefits to SMC, as they may be subsequently modified in writing pursuant to the request of the Regulators and with the agreement of ACM and SMC, are collectively referred to as the “Alternative B Consideration”:

(i)	SMC shall deliver to ACM $1,820,101.76 in full satisfaction of its payment and other obligations under the SMC Note;

(ii)	ACM shall issue to SMC 242,681 shares of Class A Common Stock (the “New Common Shares”); and

(iii)
ACM shall either (A) amend the Registration Rights Agreement pursuant to which ACM granted to SMC certain incidental, or piggyback, rights to offer and sell any or all of the Initial Warrant Shares pursuant to a registration statement filed under the Securities Act, to provide such registration rights to SMC with respect to the New Common Shares or (B) enter into a registration rights agreement pursuant to which ACM shall grant to SMC registration rights with respect to the New Common Shares substantially similar to the registration rights previously granted to SMC under the Registration Rights Agreement with respect to the Initial Warrant Shares.

(c)      New Alternatives. If (a) one or more Regulators propose rights and benefits (other than those contemplated by Alternative A Consideration or Alternative B Consideration) for delivery to SMC in consideration for the surrender of the Remaining Warrant Shares to ACM and such rights and benefits are acceptable to, and agreed upon by, each of ACM and SMC in their sole discretion or (b) as the result of discussions between the Parties and the Regulators in connection with the Parties’ obtaining of Required Approvals in accordance with Subsection 2.1, other rights and benefits to be delivered to SMC in consideration for the surrender of the Remaining Warrant Shares to ACM are proposed that are acceptable to, and agreed upon by, each of ACM and SMC in their sole discretion, each such set of rights and benefits shall be collectively referred to as “New Alternative Consideration.”

2.       Required Approvals.

2.1    Solicitation of Required Approvals. SMC shall use its reasonable best efforts to obtain the Required Approvals with respect to each of the Alternative A Consideration and the Alternative B Consideration by no later than December 31, 2023 (such date, as it may be extended from time to time with the written consent of both ACM and SMC, being referred to as the “Approval Deadline”). If, at any time prior to the Approval Deadline, one or more Regulators indicate that neither the Alternative A Consideration nor the Alternative B Consideration will receive any of the Required Approvals, then (a) each of ACM and SMC, in cooperation with the Regulators, shall use its reasonable best efforts to identify and develop one or more proposals for New Alternative Consideration, provided that in each case any such New Alternative Consideration shall be subject to the approval of each of ACM and SMC, which approval may be withheld in their sole discretion and (b) SMC shall use its reasonable best efforts to obtain the Required Approvals with respect to each such New Alternative Consideration by no later than the Approval Deadline.

2.2    Required Approvals Obtained. Upon the receipt of the Required Approvals with respect to one or more of the Alternative A Consideration, the Alternative B Consideration and any New Alternative Consideration, ACM and SMC shall:

(a)
if Required Approvals are received with respect to more than one of the alternative proposals for consideration, within a reasonable time frame but in any event within five business days from the earliest date on which both Parties have been notified of the receipt of the Required Approvals, select and agree upon the alternative proposal to be implemented;

(b)
reasonably agree on a date for the closing of the selected alternative proposal, which date shall be no more than ten business days from the date the selection pursuant to clause (a) is made or, if only one alternative proposal is approved, from the date the notification of such approval is received;

(c)
use their reasonable best efforts to obtain any additional consents necessary or reasonably desirable in order to effect the closing and to agree on any additional documentation necessary for the delivery of the applicable consideration; and

(d)
deliver the consideration contemplated by the selected alternative proposal, together with any additional consents and other documents, and take such other actions, as they may deem necessary or reasonably desirable in order to comply with the Required Approvals with respect to the selected alternative proposal.

2.3    Required Approval Not Obtained. If, by the Approval Deadline, (a) the Required Approvals have not been obtained with respect to at least one of the Alternative A Consideration, the Alternative B Consideration and any New Alternative Consideration and (b) SMC has not otherwise reached a new agreement suitable to ACM, SMC and the Regulators with respect to the rights and benefits to be received by SMC as consideration for its surrender of the Remaining Warrant Shares to ACM (an “Updating Agreement”), then SMC and ACM hereby acknowledge and agree that the cancellation of the SMC Note by ACM will constitute full satisfaction and payment for SMC’s surrender of the Remaining Warrant Shares to ACM in accordance with Section 1.1 and, accordingly, the SMC Note shall be cancelled, and shall no longer be outstanding, effective as of 5 p.m., Eastern time, on the Approval Deadline. For clarity, and without limiting the foregoing, at such time and on such date, ACM shall automatically, without any further action on the part of ACM or SMC, irrevocably and unconditionally release and forever discharge SMC of and from any and all rights, obligations, promises, agreements, debts, losses, controversies, claims, causes of action, liabilities, damages and expenses of any nature whatsoever, whether known or unknown and whether asserted or unasserted, that ACM ever had or may have against SMC arising under the SMC Note.

3.       Representations and Warranties of ACM. ACM represents and warrants to SMC as follows:

3.1     SMC Note. ACM is the sole owner and holder of the SMC Note and holds beneficial and legal title to the SMC Note free and clear of any and all liens or other encumbrances.

3.2    Authorization. All corporate action required to be taken to authorize ACM to enter into and, except to the extent of any additional authorization required with respect to the New Alternative Consideration or any Revised Agreement, perform this Agreement has been taken.

3.3    Binding Obligation. This Agreement constitutes a valid and legally binding obligation of ACM, enforceable against ACM in accordance with its terms except (a) as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (b) with respect to the enforceability of any New Alternative Consideration or any Revised Agreement prior to the receipt of any required authorizations.

3.1    Valid Issuance of Class A Common Stock. The New Warrant Shares or New Common Shares, as applicable, if and when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable, and free of restrictions on transfer other than restrictions on transfer under this Agreement and applicable U.S. federal and state securities laws.

3.2    Governmental Consents and Filings. Except as required by the Required Approvals or as may be required with respect to the New Alternative Consideration or any Revised Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any national, provincial or local governmental authority of any jurisdiction is required to be obtained by ACM in connection with the consummation of the transactions contemplated by this Agreement.

3.3    Compliance with Other Instruments. ACM is not in violation or default (a) of any provisions of its organizational documents, (b) of any instrument, judgment, order, writ or decree, (c) under any note, indenture or mortgage, or (d) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or, to its knowledge, of any provision of any statute, rule or regulation applicable to ACM, the violation of which would have a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or operating results of ACM. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not, provided that ACM is able to obtain (i) any additional consent that may be required with respect to the New Alternative Consideration or any Revised Agreement and (ii) the consent required by Section 13(m) of the Registration Rights Agreement to grant the registration rights contemplated by the Alternative A Consideration and the Alternative B Consideration, result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (x) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (y) an event that results in the creation of any lien, charge or encumbrance upon any assets of ACM or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to ACM.

4.       Representations and Warranties of SMC. SMC represents and warrants to ACM as follows:

4.1    Remaining Warrant Shares. SMC is the sole owner of the Remaining Warrant Shares and holds beneficial and legal title to the Remaining Warrant Shares free and clear of any and all liens or other encumbrances. The Remaining Warrant Shares represent all of the equity interests in ACM held by SMC.

4.2    Authorization. All corporate action required to be taken to authorize SMC to enter into and, except to the extent of any additional authorization is required with respect to the New Alternative Consideration or any Revised Agreement, perform this Agreement has been taken.

4.3    Binding Obligation. This Agreement constitutes a valid and legally binding obligation of SMC, enforceable against SMC in accordance with its terms except (a) as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (b) with respect to the enforceability of any New Alternative Consideration or any Revised Agreement prior to the receipt of any required authorizations.

4.4   Governmental Consents and Filings. Except as required by the Required Approvals or as may be required with respect to the New Alternative Consideration or any Revised Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any national, provincial or local governmental authority of any jurisdiction is required to be obtained by SMC in connection with the consummation of the transactions contemplated by this Agreement.

4.5    Compliance with Other Instruments. SMC is not in violation or default (a) of any provisions of its organizational documents, (b) of any instrument, judgment, order, writ or decree, (c) under any note, indenture or mortgage, or (d) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or, to its knowledge, of any provision of any statute, rule or regulation applicable to SMC, the violation of which would have a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or operating results of SMC. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not, provided that SMC is able to obtain any additional consent that may be required with respect to the New Alternative Consideration or any Revised Agreement, result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (x) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (y) an event that results in the creation of any lien, charge or encumbrance upon any assets of SMC or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to SMC.

4.6    Purchase Entirely for Own Account. SMC shall acquire, if and when acquired, the New Warrant Shares or New Common Shares, as applicable, for investment for its own account, not as a nominee or agent and not with a view to the resale or distribution of any interest in the New Warrant Shares or New Common Shares, as applicable. SMC has no present intention of selling, granting any participation in or otherwise distributing any interest in the New Warrant Shares or New Common Shares, as applicable. SMC does not presently have any contract, undertaking, agreement or arrangement with any individual or entity to sell, transfer or grant participations to either such individual or entity or any third party, with respect to the New Warrant Shares or New Common Shares, as applicable.

4.7    Disclosure of Information. SMC has had an opportunity to discuss with ACM’s management the business, management and financial affairs of ACM and ACM Shanghai and the terms and conditions of the offering of the New Warrant Shares or New Common Shares, as applicable, and SMC has had an opportunity to review ACM Shanghai’s facilities. The foregoing, however, does not limit or modify the representations and warranties of ACM in Section 3 or the right of SMC to rely thereon.

4.8    Restricted Securities. SMC understands that if and when issued, the New Warrant Shares or New Common Shares, as applicable, will not have been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act that depends upon, among other things, the bona fide nature of the investment intent and the accuracy of SMC’s representations as expressed in this Agreement. SMC understands that the New Warrant Shares or New Common Shares, as applicable, are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to those laws, SMC must hold the New Warrant Shares or New Common Shares, as applicable, indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available, including a transfer outside of the United States in an offshore transaction in compliance with Rule 904 under the Securities Act of (if applicable). SMC acknowledges that ACM has no obligation to register or qualify for resale the New Warrant Shares or New Common Shares, as applicable, except as set forth in Subsections 1.2(a)(iii) and 1.2(b)(iii). SMC further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including the time and manner of sale, the holding period for the New Warrant Shares or New Common Shares, as applicable, and on requirements relating to ACM that are outside of SMC’s control and that ACM is under no obligation, and may not be able, to satisfy.

4.9    Legends. SMC understands that if and when issued, (a) the Warrant and (b) the New Warrant Shares or New Common Shares, as applicable, which will be held in book-entry form, may be notated with restrictive legends as ACM and its counsel deem necessary or advisable under applicable law or pursuant to this Agreement, including a legend substantially to the following effect:

“THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933. SUCH SECURITIES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION OF THE U.S. SECURITIES ACT OF 1933.”

4.10  Investor Status. SMC is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act and is not a U.S. person as defined in Regulation S under the Securities Act and the New Warrant Shares or New Common Shares, as applicable, have not been offered or sold within the United States as defined under the Securities Act. At the time of the origination of discussion regarding the offer and sale of the New Warrant Shares or New Common Shares, as applicable and the date of the execution and delivery of this Agreement, SMC was at all times outside of the United States. SMC has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to receive the New Warrant Shares or New Common Shares, as applicable, or any use of this Agreement, including (a) the legal requirements within its jurisdiction for the purchase of the New Warrant Shares or New Common Shares, as applicable, (b) any foreign exchange restrictions applicable to such purchase, (c) any governmental or other consents that may need to be obtained, (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the New Warrant Shares or New Common Shares, as applicable, and (e) SMC’s receipt and continued beneficial ownership of the New Warrant Shares or New Common Shares, as applicable, will not violate any applicable securities or other laws of SMC’s jurisdiction.

5.       Miscellaneous.

5.1    Survival. Unless otherwise set forth in this Agreement, the representations and warranties of each Party contained in this Agreement shall survive the execution and delivery of this Agreement and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the other Party.

5.2    Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties to this Agreement or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.3    Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

5.4     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.5     Interpretation. For purposes of this Agreement:

(a)	headings used in this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement;

(b)	references to a Section or Subsection refer to a Section or Subsection of this Agreement, unless specified otherwise;

(c)	the words “include” and “including” shall not be construed so as to exclude any other thing not referred to or described;

(d)	the word “or” is not exclusive;

(e)	the definition given for any term shall apply equally to both the singular and plural forms of the term defined;

(f)
unless the context otherwise requires otherwise, references (i) to an agreement, instrument or other document (including this Agreement) mean such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (ii) to a statute mean such statute as amended from time to time and include any successor legislation thereto and any rules and regulations promulgated thereunder; and

(g)	this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

5.6    Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of (a) personal delivery to, or other actual receipt by, the Party to be notified and (b) when sent, if sent by electronic mail during normal business hours of the recipient, or, if not sent during the recipient’s normal business hours, then on the recipient’s next business day. All communications shall be sent to the respective Parties at their addresses or e-mail addresses as set forth on the signature page, or to such address or e-mail address as subsequently modified by written notice given in accordance with this Subsection 5.6. If notice is given to ACM, a copy shall also be sent to Mark L. Johnson at K&L Gates LLP, State Street Financial Center, 1 Lincoln Street, Boston, Massachusetts 02111.

5.7    Attorneys’ Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of this Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such Party may be entitled.

5.8     Amendments. Any term of this Agreement may be amended or terminated only with the written consent of the Parties.

5.9    Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

5.10  Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the Parties with respect to the subject matter of this Agreement, and any other written or oral agreement relating to the subject matter of this Agreement existing between the Parties is expressly canceled.

5.11   Dispute Resolution.

(a)     The Parties (a) irrevocably and unconditionally submit to the jurisdiction of the state courts of the State of Delaware and to the jurisdiction of the U.S. District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the U.S. District Court for the District of Delaware, and (c) waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(b)     Waiver of Jury Trial: Each Party waives its rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement or the subject matter of this Agreement. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims (including negligence), breach of duty claims, and all other common law and statutory claims. This Subsection 5.11(b) has been fully discussed by each of the Parties and these provisions will not be subject to any exceptions. Each Party further warrants and represents that it has reviewed this waiver with its legal counsel, and that such Party knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.

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In Witness Whereof, the Parties have executed this Agreement as of the date first written above.

ACM Research, Inc.

By:	/s/ Hui Wang
Name: Hui Wang
Title: CEO

Address:	42307 Osgood Road, Suite I
Fremont, CA 94539
United States of America

Shengxin (Shanghai) Management Consulting Limited Partnership

By:	/s/ Steven Huang
Name: Steven Huang
Title: GP

Address:	Rm. 210-32, 2nd Fl. Building 1
38 Debao Rd.
Pilot Free Trade Zone
Shanghai, China

Signature Page to Share Transfer and Note Cancellation Agreement